Exhibit 99.1

US Natural Gas Corp Announces Execution of Term Sheet to Acquire Certain Oil Producing Properties in Kentucky

US Natural Gas Corp KY to add 25 Producing Oil Wells and 2 Injection Wells

ST. PETERSBURG, FL March 21, 2011-- US Natural Gas Corp (OTCQB:UNGS - News), an energy exploration company with operations in the Appalachian Basin is pleased to announce that the company has executed a Term Sheet for the acquisition of certain oil producing properties located in Edmonson County, Kentucky.

The terms call for US Natural Gas Corp KY to acquire twenty five producing oil wells, two water injection wells, and associated equipment all located in the Pine Grove oil field which was identified in the early 1990s. The wells are drilled to an average depth of 1400 ft and produce from the Devonian Clear Creek formation. The wells are located on a leasehold base of five individual leases covering approximately 600 acres. Inclusive within the acquisition, E 2 Investments, LLC, a wholly owned subsidiary of the Company, will acquire 182 acres of mineral rights.

"Earlier this year we reaffirmed our commitment to increase our production of oil to balance our revenue base. With this acquisition, I am confident the Company will quickly approach its goal of 500 barrels of production on a monthly basis.” stated Wayne Anderson, President of US Natural Gas Corp.

About US Natural Gas Corp

US Natural Gas Corp is an independent energy company principally engaged in the acquisition, exploration and development of mature long-lived oil and natural gas properties. The company's current operations are concentrated in the Appalachian Basin within the states of Kentucky and West Virginia with core assets consisting of 17,000 acres of mineral rights leases and interest in approximately 150 oil and gas wells. www.usnatgascorp.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:
US Natural Gas Corp
Shannon Bell, Executive Assistant
(727) 824-2800
info@usnatgascorp.com